                                                                   EXHIBIT 10.22




September 20, 1996

Richard Hudzik
8889 Ragweed Court
San Diego, CA 92129

RE: OFFER OF EMPLOYMENT

Dear Richard,

I am very pleased to confirm our offer to you of employment with ANDATACO (the "Company"). You will report to me, in the position of Chief Financial Officer. If you accept our offer, your effective date of hire will be October 3, 1996.

The terms of our offer are as follows:

1. Your starting salary will be $135,000 per year, payable as earned in accordance with the Company's normal payroll policies. You are also eligible for the standard Andataco bonus plan: 10% of your yearly salary as the Company hits Budget one (1) numbers and an additional 10% of your yearly salary as the Company hits its Budget two (2) numbers. These Budgets are set by the Company and all Executives/Managers are on the same plan.

2. If your employment is terminated by Andataco without mutual consent by yourself, you will be entitled to six (6) months severance pay. This will be paid to you monthly at the regular payroll intervals. You will not be eligible for any bonus after your termination date.

3. You are granted a .5% stock option plan which vest in the following manner:

   a) .125% will vest every six (6) months of employment until the .5% is achieved.

   b) .5% will be vested upon the sale of more than 10% of Andataco stock to any outside company, and the cap which is stipulated in "d" below is removed.

   c)  The value of Andataco will be set at $10,000,000.00 today.

   d) The value of Andataco will be $12,000,000.00 in two (2) years and this will be the cap for this stock option plan.

   e) Upon termination for any reason the stock option plan will vest and be purchased by the Company.

    Letter to Richard Hudzik
    Offer of Employment
    September 20, 1996
    Page Two of Three


4. You will be eligible for the group health insurance, paid holidays and sick days as stipulated in the Company's personnel policies. You are also eligible for two (2) weeks vacation per year beginning immediately.

5. As an employee of the Company you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interest of the Company, you will need to sign the Company's standard "Proprietary Rights & Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to your former employers.

6. Your employment with the company is terminable at will, which means that you will be free to terminate your employment with the Company at any time for any reason or no reason, with or without notice. Similarly, the Company may terminate your employment at any time for any reason or no reason, with or without notice. By accepting this offer of employment, you will be agreeing that your employment is terminable at will, and acknowledge that no one has the authority to promise you, either orally or in writing, anything to the contrary.

7. The terms of this letter constitutes the entire agreement between us regarding your employment with the Company and shall supersede any other agreements made prior to or on the date of this letter. This offer, if not accepted, will expire on September 23, 1996 at 5:00pm.

The Company requires all new employees to provide information verifying authorization to work in the United States. This is considered an important condition to employment.

Please be aware that as our Company evolves, there may be opportunities or changes in your initial responsibilities, salary, title, or reporting relationships.

Any disputes or questions arising hereunder, including the construction or application of this Agreement, shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in force. If the parties cannot agree upon an arbitrator with ten (10) days after demand of either party, either or both parties may request the American Arbitration Association to name a panel of five (5) arbitrators. Andataco shall strike the names of two (2) on this list; the offeree shall then strike two (2) names and the remaining name shall be the arbitrator. The decision of the arbitrator shall be final and binding upon the parties, both as to law and to fact, and shall not be appealable to any court in any jurisdiction. The expenses of the arbitrator shall be shared equally by the parties, unless the arbitrator determines that the expenses shall be otherwise assessed.

Letter to Richard Hudzik
Offer of Employment
September 20, 1996
Page Three of Three

The Company is an equal opportunity employer and does not discriminate based on age, color, disability, national origin, race, medical condition, marital status, religion or sex.

We are pleased to extend this offer to you. To let us know that you have read it and accept all of its terms, please sign and return this letter to me. We look forward to you joining us Richard, and we are confident that your abilities and qualifications will contribute to our mutual success. If you have any questions, please feel free to contact me or Rosa Nava at (619) 453-9191.



Sincerely,

ANDATACO

by: /s/ W. David Sykes

W. David Sykes
President



Acknowledged, Accepted and Agreed


 by: /s/ Richard Hudzik                    Date signed    9/21/96
-----------------------------------                    --------------
         Richard Hudzik